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                                                     Exhibit 10.4


           [GENOME THERAPEUTICS CORPORATION LETTERHEAD]


March 14, 1997


Christopher Kelly
One South Mossrock Road
Woodland, TX 77380

Dear Chris,

It is my pleasure to offer you the position of Senior Vice President of Business Development and Strategic Planning reporting to the Chief Executive Officer. Specific terms of our offer are as follows:

INITIAL SALARY: $6,346.15 biweekly, which is $165,000 annually. You will be eligible for an annual salary review.

CASH BONUS: You will be eligible for an annual cash bonus, assuming a high level of both personal and company performance, of 0-25% prorated for 1997. The criteria for bonus payout will be jointly determined by you and the Chief Executive Officer, to whom you will report, subject to Compensation Committee approval.

SIGNING BONUS: A $15,000 cash bonus will be paid to you thirty (30) days after your start date.

BENEFITS: The Company offers a comprehensive benefits package including medical and dental insurance, life insurance, and short and long term disability, and a 401(k) plan. Full details of the benefits program will be provided for you.

STOCK OPTIONS: In recognition of the significant role that you will assume, you will be granted stock options covering 150,000 shares of Company stock at an exercise price equal to the fair market value on the date you accept this offer. 75,000 options will be vested in equal installments over four years, with the first 18,750 vesting on the anniversary of your start date as a regular employee. The remaining 75,000 will vest as follows: 25,000 when the closing price of GTC stock, as reported on the NASDAQ National Market, is $14.25 for any 20 of 40 consecutive trading days following your start date; 25,000 when the closing price of GTC stock, as reported on the NASDAQ National Market, is $18.25 for any 20 of 40 consecutive trading days following your start date; and the remaining 25,000 when the closing price of GTC stock as reported on the NASDAQ National Market, is $20.25 for any 20 of 40 consecutive trading days following your start date.


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START DATE: Your expected start date will be March 24, 1997.

VACATION: In addition to the Company-designated holidays, you will initially be entitled to 15 business days vacation annually.

RELOCATION: We will reimburse documented relocation expenses, to a maximum of $30,000. Taxable and non-deductible items will be grossed up by a factor of 25%.

SEPARATION: In the event that (i) you are discharged for reasons other than cause (ii) the Company experiences a change of control which resulted in your dismissal, or a considerable reduction in your role or job responsibilities, the company agrees that its practice of giving employees at the Vice President level not less than six (6) months of severance will be extended to you.

CHANGE OF CONTROL: In the event of a change of control of the Company by merger or if any person or group acquires a majority of the outstanding common stock of the Company, your remaining unvested stock options will be recommended to the Board of Directors for immediate vesting.

Genome Therapeutics Corporation maintains an Employment at Will Relationship with all of its employees. This means that either you or the Company always maintain the right to end the employment relationship at any time for any reason. Nothing in this letter is to be construed as a contract or guarantee. Having said this, I especially want to say that I look forward to your joining us, and to working closely with you in capitalizing on the exciting opportunities ahead for Genome Therapeutics Corporation.

Sincerely,

/s/ Fenel M. Eloi

Fenel M. Eloi
Treasurer and Chief Financial Officer

Accepted:

/s/ Christopher Kelly                                 3/16/97
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Signature                                            Date